Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-00000) and related Prospectus of Empire Resorts, Inc. pertaining to the 2005 Second Amended and Restated Equity Incentive Plan of Empire Resorts, Inc. and to the incorporation by reference therein of our report dated March 21, 2013, with respect to the consolidated financial statements and schedule of Empire Resorts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 3, 2013